EXHIBIT 10.6

DATED

JUNE 7, 2011

SUBSCRIPTION AND SHAREHOLDERS’ AGREEMENT

between

1.             EVERGREEN ENERGY INC.

2.             WPG RESOURCES LTD

AND

3.             SOUTHERN COAL HOLDINGS PTY LTD

CONTENTS

CLAUSE
1.	Interpretation	4
2.	The business of SCH	8
3.	Completion	8
4.	Conditions	10
5.	Warranties WPG	10
6.	Warranties of Evergreen	11
7.	Directors, Management and Shareholders	12
8.	Finance for SCH	14
9.	Chief Executive Officer	15
10.	Restrictions on the parties	15
11.	The business plan	16
12.	Accounting	16
13.	Dividend policy	17
14.	Tax matters	17
15.	Deadlock	17
16.	Resolution of Deadlock	18
17.	Transfer of shares	18
18.	Obligatory transfer event	19
19.	Transfer following obligatory transfer event	20
20.	Expert	21
21.	Duration, Termination and Liquidation	22
22.	Completion of the sale and purchase of shares in SCH	23
23.	Mediation	25
24.	Arbitration	25
25.	Status of agreement	26
26.	Confidentiality	26
27.	Compliance with Law	28
28.	Whole agreement	28
29.	Assignments	29
30.	Variation and waiver	29
31.	Costs	29
32.	No partnership	29
33.	Good faith, Defence Issues	29
34.	Notice	30
35.	Severance	31
36.	Further assurance	32
37.	Counterparts	32
38.	Agreement survives completion	32
39.	Agents for service of process	32
40.	Governing law and jurisdiction	32

SCHEDULES

SCHEDULE	1 WARRANTIES	33

Part 1. General Warranties		33
1.	Powers	33
2.	Shares in SCH	33
3.	Constitutional and corporate documents	33
4.	Information	34
5.	Compliance with laws	35
6.	Licences and consents	35
7.	Insurance	36
8.	Power of attorney	36
9.	Disputes and investigations	36
10.	Contracts	37
11.	Finance and guarantees	37
12.	Insolvency	39
13.	Assets	39
14.	Environmental	40
15.	Employment	40
16.	Accounts	40
17.	Financial and other records	41
18.	Effect of issue of shares to evergreen	41
Part 2. Tax Warranties		42
1.	General	42

SCHEDULE	2 RESERVED MATTERS	44

SCHEDULE	3 SITES	46

SCHEDULE	4 K-FUEL® LICENCE TERMS	47

SCHEDULE	5 FORM OF DEED OF ADHERENCE	48

SCHEDULE	6 FIRST RIGHT OF REFUSAL	50

ANNEX 1	TECHNOLOGY LICENCE (ATTACHED AFTER THE SIGNATURE PAGE)	52

THIS AGREEMENT is dated 7 June 2011

PARTIES

(1)                                  Evergreen Energy Inc. incorporated and registered in the state of Delaware, the United States of America with company number 2153178 whose registered office is at 1225 Seventeenth St, Suite 1300 Denver COLORADO 80202 (Evergreen);

(2)                                  WPG Resources Ltd  ACN 109 426 502 whose registered office is at Level 9, Kyle House, 27-31 Macquarie Place Sydney NSW 2000 (WPG); and

(3)                                  Southern Coal Holdings Pty Ltd ACN 142 504 872 whose registered office is at Level 9, Kyle House, 27-31 Macquarie Place Sydney NSW 2000 (SCH).

BACKGROUND

(A)                              SCH was incorporated in Australia as a private limited liability company on 10 March 2010. The present directors of SCH are Robert Harry Duffin and Heath Laughlin Roberts and WPG holds 1 ordinary share of AUD$1 in the capital of SCH.

(B)                                SCH is the owner of a number of exploration tenements in South Australia which have the potential for delineation of Coal which may be suitable for treatment and beneficiation using technology developed by Evergreen.

(C)                                Evergreen wishes to participate as a shareholder in SCH and licence to SCH its technology which may be suitable for treatment and beneficiation of potential Coal resources that may be located within the SCH exploration tenements and elsewhere in Australia.

(D)                               Evergreen and WPG have agreed to enter into this Agreement for the purpose of recording the terms of their business relationship.

(E)                                 Evergreen and WPG shall exercise their rights in relation to SCH in accordance with the terms and conditions of this Agreement.

AGREED TERMS

1.                                      INTERPRETATION

1.1                                 The definitions and rules of interpretation in this clause apply in this Agreement.

Agreement Duration means the term of twenty years from the Completion Date.

Accounts means the financial statements and management accounts of SCH from incorporation of SCH to the Accounts Date and which Accounts, moving forward, shall be audited to a standard of audit mutually acceptable to WPG and Evergreen.

Accounts Date means the date of this Agreement.

Auditors means the auditors of SCH for the time being.

Board means the board of directors of SCH as constituted from time to time.

Business has the meaning given in clause 2.

Business Day means any day (other than a Saturday, Sunday or public holiday  Australia) on which clearing banks in Sydney are generally open for business.

Business Plan has the meaning given in clause 11.

Coal means any sub bituminous (brown) coal or lignite or any variation thereon which can be the subject of value added beneficiation from its natural state utilising K-Fuel® Technology.

Completion means the completion of the matters in relation to SCH referred to in clause 3.

Completion Date has the meaning given in section 3.2.

Conditions means the conditions set out in clause 4.

Confidential Information has the meaning given in clause 26.

Constitution means the Constitution of SCH from time to time.

Control means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)                        by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)                       by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate;

and a Change of Control occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

Deadlock Notice has the meaning given in clause 16.

Eligible Director means any Evergreen Director or WPG Director (as the case may be).

Encumbrance includes any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect.

Evergreen Director means any director appointed to the Board by Evergreen (and Evergreen Directors means any or all of them).

Evergreen Shares means 2,000,000 ordinary shares of AUD$1 in the capital of SCH to be issued to Evergreen in consideration for Evergreen granting or procuring the grant to SCH of the K-Fuel® Licence.

Expert means a person appointed in accordance with clause 20 to resolve a matter under this Agreement.

Fair Value means the value of any shares determined in accordance with clause 19.

Financial Year in relation to SCH, means a financial accounting period of 12 months ending on 30 June each year.

First Right of Refusal means a first right of refusal granted by Evergreen to SCH allowing SCH to participate in all new K-Fuel® ventures or projects in the Territory utilising K-Fuel® Technology as set forth in Schedule 4.

Group means in relation to a company (wherever incorporated), that company, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a Group is a member of the Group. Unless the context otherwise requires, the application of the definition of Group to any company at any time shall apply to the company as it is at that time.

K-Fuel® Technology means the technology subject of the Patents owned or controlled by Evergreen and the know-how of Evergreen which upgrades Coal to higher quality thermal coal products.

K-Fuel® Licence means the terms of a licence which is detailed in Schedule 4 and the form of which is set forth in Annexure 1.

Obligatory Transfer Event means in relation to a party, any event specified in clause 18 that happens to that party.

Patents means the Licenced Patents as defined in the Technology Licence between Evergreen Energy Inc., Evergreen Energy Asia Pacific Corp. and Southern Coal Holdings Pty Ltd dated June 7, 2011 being Annexure 1 hereto and includes any development, advancement or improvement of the patents, as set forth in the Technology Licence.

Reserved Matters means the matters listed in Schedule 2.

Shareholder Financing means financing provided to SCH by Evergreen and WPG, either in the form of advances which may be interest-free or in the form of equity or other types of share capital of SCH.

Shareholders means the holders of shares in SCH.

Shareholders’ Advances means Shareholder Financing in the form of advances which may be interest-free.

Sites means the exploration licences held by SCH as further detailed in Schedule 3.

Territory means Australia.

Warrantor means WPG.

Warranty means the representations and warranties in Schedule 1.

WPG Director means any director appointed to the Board by WPG (and WPG Directors means any or all of them).

WPG Shares means 1,999,999 ordinary shares of AUD$1 in the capital of SCH held by WPG.

1.2                                 Clause, schedule and paragraph headings do not affect the interpretation of this Agreement.

1.3                                 A reference to a clause or a schedule is a reference to a clause of, or schedule to, this Agreement. A reference to a paragraph is to a paragraph of the relevant schedule.

1.4                                 A person includes a natural person, a corporate or unincorporated body (whether or not having a separate legal personality).

1.5                                 Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6                                 Unless the context otherwise requires, a reference to one gender includes a reference to the other genders.

1.7                                 All warranties, representations, agreements and obligations expressed to be given or entered into by more than one person are given or entered into jointly and severally by the persons concerned.

1.8                                 A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it.

1.9                                 A reference to writing or written includes faxes and scanned Adobe Acrobat Portable Document Format (PDF) documents when attached to an e-mail (with the recipient of such e-mail having provided acknowledgement of receipt) but no other electronic form, save for the purposes of:

(a)                        sections 7.5 to clause 7.11 (the removal or appointment of directors, and notices relating to board meetings); and

(b)                       section 7.17 (sending copies of minutes of meetings); and

(c)                        section 7.2 and clause 2 (Reserved Matters)

where a reference to writing or written includes electronic forms and the sending or supply of notices in electronic form.

1.10                           Documents in agreed form are documents in the form agreed by the parties to this Agreement and initialled by them or on their behalf for identification.

1.11                           A reference in this Agreement to a document is a reference to the document whether in paper or electronic form.

1.12                          Where the words include(s), including or in particular are used in this Agreement, they are deemed to have the words “without limitation” following them.

1.13                           Any obligation in this Agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.14                           References to times of day are, unless the context requires otherwise, to Sydney time and references to a day are to a period of 24 hours running from midnight on the previous day.

2.                                      THE BUSINESS OF SCH

2.1                                 The Business of SCH is, in the Territory:

(a)                        to delineate resources and reserves of Coal in order to undertake studies to determine the applicability of K-Fuel® Technology to the beneficiation of Coal  then to construct and operate Coal upgrading plants thereon; and

(b)                       to exclusively identify other Coal resources and seek to commercialise them through use of K-Fuel® Technology, by way of outright acquisition, joint venture or such other structure as may be appropriate.

2.2                                 Each party shall use its reasonable endeavours to promote and develop the business of SCH within the Territory to the best advantage of SCH.

3.                                      COMPLETION

3.1                                 Completion shall take place at 12.00pm noon on the Completion Date at:

(a)                        the offices of Evergreen; or

(b)                       any other place agreed in writing by the parties.

3.2                                 Completion Date means June 7, 2011 but if the Conditions have not been satisfied or waived in accordance with clause 4 (conditions) on or before that date means:

(a)                        the second Business Day after they are all satisfied or waived; or

(b)                       any other date agreed in writing by the parties.

3.3                                 At Completion the parties shall ensure that such shareholder and board meetings of SCH are held as may be necessary to:

(a)                        appoint Bill Laughlin and Ilyas Khan as Evergreen directors;

(b)                       appoint or re-confirm that Bob Duffin and Heath Roberts are WPG directors;

(c)                        appoint Bob Duffin, a WPG Director, as chairman;

(d)                       appoint Wayne Rossiter to act as Chief Executive Officer;

(e)                        resolve that the initial registered office of SCH shall be at Level 9 Kyle House, 27-31 Macquarie Place Sydney NSW;

(f)                          appoint BDO or an appropriate affiliate company as the auditors of SCH; and

(g)                       appoint Westpac Banking Corporation as the initial bankers to SCH.

3.4                                 At Completion:

(a)                        the parties shall ensure that SCH:

(i)                                    issue credited as fully paid 1,999,999 Ordinary Shares of AUD$1 to WPG (WPG Shares) in consideration for WPG capitalising its shareholders loans to SCH:

(ii)                                 issue credited as fully paid  2,000,000 Ordinary Shares of AUD$1 to Evergreen (Evergreen Shares) in consideration for the grant of the K-Fuel® Licence;

(iii)                              enter Evergreen and WPG in the register of members of SCH as the holder of the Evergreen Shares and WPG Shares respectively and issue share certificates to Evergreen and WPG  in respect of those shares;

(iv)                             execute the K-Fuel® Licence and deliver counterparts to Evergreen; and

(v)                                deliver to Evergreen and WPG certified copy minutes of its board of directors approving this Agreement and the K-Fuel® Licence in their agreed terms.

(b)                       Evergreen, in consideration for, and contemporaneously with the issue of the Evergreen Shares:

(i)                                    shall execute the K-Fuel® Licence and deliver a counterpart to SCH; and

(ii)                                 hereby grants to SCH the First Right of Refusal as set forth in Schedule 6.

3.5                                 At Completion, or as soon as reasonably possible thereafter, SCH shall hold a Board meeting to consider, amongst other things, preparation of a comprehensive Business Plan for the then current Financial Year.

3.6                                 At Completion, the parties shall ensure the novation to SCH of the service agreement between the proposed CEO of SCH, Mr Wayne Rossiter, and WPG.

3.7                                At Completion, the parties shall ensure that a licence/ sublease by WPG in favour of SCH to utilise such reasonable office space and facilities at WPG’s commercial offices as is reasonably required by SCH is executed by WPG and SCH.

3.8                                 The parties waive, or agree to ensure the waiver of, any rights or restrictions which may exist in the Constitution of SCH or otherwise which might prevent the allotment and issue of the Evergreen Shares and the WPG Shares pursuant to section 3.4.

4.                                      CONDITIONS

4.1                                 Completion is conditional on the satisfaction or waiver of the following Conditions:

(a)                        The acceptance by the Department of Defence to the appointment of foreign persons to the Board of SCH in the context of the terms of access held by SCH with respect to the Penrhyn EL 4525, which lies within the Woomera Prohibited Area (WPA).

(b)                       All necessary regulatory, stock exchange and governmental consents having been obtained.

4.2                                 Evergreen and WPG shall use all reasonable endeavours to ensure that the Conditions are satisfied as soon as practicable and in any event no later than 6.00 pm:

(a)                        on 30 June 2011; or

(b)                       where a later date has been agreed in writing by Evergreen and WPG, on that date.

4.3                                 A Condition may only be waived by both parties in writing.

4.4                                 If at any time either party becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall immediately inform the other party.

4.5                                 If the Conditions have not been satisfied or waived by 6.00 pm on 30 September 2011 this Agreement shall cease to have effect immediately after that time on that date except for:

(a)                        clause 1 (interpretation);

(b)                       this section 4.5;

(c)                        clause 26 (confidentiality);

(d)                       clause 28 (whole agreement);

(e)                        clause 30 (variation and waiver);

(f)                          clause 31 (costs);

(g)                       clause 34 (notice);

(h)                       clause 35 (severance);

(i)                           clause 40 (governing law and jurisdiction); and

(j)                           any rights or liabilities that have accrued under this Agreement.

5.                                      WARRANTIES WPG

5.1                                 Save as expressly set out in Schedule 1, where a particular Warranty is expressed to be given at the date of Completion, WPG hereby warrants, represents and undertakes to Evergreen that each of the Warranties is true and accurate and not misleading at the date of this Agreement (to the intent that the Warranties shall remain in full force and effect notwithstanding Completion). Immediately before Completion WPG is deemed to warrant to Evergreen that each of the Warranties is true and accurate and not misleading as at Completion.

5.2                                 Each of the Warranties shall be construed as a separate and independent warranty and save as expressly provided shall not be limited by reference to any other.

5.3                                 WPG shall notify Evergreen in writing immediately upon becoming aware at any time after the date hereof and prior to Completion of any event which is a breach of or inconsistent with any of the Warranties.

5.4                                 WPG shall not be liable for any breach of Warranties:

(a)                        to the extent that any matter in respect thereof is disclosed in this Agreement;

(b)                       which arises as a result of any alteration, enactment or re-enactment of any laws, rules, regulations or other legislative acts which occur after the date of execution of this Agreement (including, without limitation, any alteration in the rates of taxation or any imposition of tax not in effect on the date of execution of this Agreement) and whether or not such alteration, enactment or re-enactment has retrospective effect; or

(c)                        which are caused by any act, omission or transaction of WPG or its directors, employees or agents done or omitted to be done before or after Completion at the written request of or with the written consent of Evergreen.

6.                                      WARRANTIES OF EVERGREEN

6.1                                 Evergreen represents and warrants to WPG that:

(a)                        Evergreen (which for the purpose of this clause includes its subsidiary Evergreen Energy Asia Pacific Corp Inc) holds full legal and beneficial title to the Patents free of Encumbrances;

(b)                       Evergreen has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement, the K-Fuel® Licence and the other documents referred to in them.

(c)                        This Agreement, the K-Fuel® Licence and any other documents referred to in them constitute (or shall constitute when executed) valid, legal and binding obligations on Evergreen in the terms of the agreement, K-Fuel® Licence and such other documents.

(d)                       Compliance with the terms of this Agreement, the K-Fuel® Licence and any other documents referred to in them shall not breach or constitute a default under any of the following:

(i)         any agreement or instrument to which Evergreen is a party or by which it is bound;

(ii)        any order, judgment, decree or other restriction applicable to Evergreen; or

(iii)       to Evergreen’s knowledge, there is no third party conflict with the use and implementation of the K-Fuel® Technology by SCH in the Territory.

7.             DIRECTORS, MANAGEMENT AND SHAREHOLDERS

7.1           Subject to the provisions of section 7.2 concerning Reserved Matters, the management of SCH shall be vested in the Board provided that the day to day management of SCH will be the responsibility of the Chief Executive Officer. Without prejudice to the generality of the foregoing, the Board shall:

(a)        insure and keep insured with an insurance company of repute on normal commercial terms:

(i)         to their full replacement value all insurable assets of SCH against all risks as are usually insured against by prudent companies carrying on similar types of business to the Business; and

(ii)        SCH in respect, and as appropriate, of public liability, product liability, professional liability, third party injury, loss of profits and such other risks and in such amounts as may be considered prudent by the board of SCH;

(b)        maintain in relation to each director for the time being of SCH a policy of insurance in respect of all liabilities, costs, claims and expenses incurred by such individual by reason of his office as a director.

7.2           Each shareholder undertakes with the other to exercise its voting rights with a view to procuring that SCH shall not do anything which shall from time to time be declared by the Shareholders in writing to require unanimous approval of the Board. Such matters are referred in this Agreement as Reserved Matters and, at the date of this Agreement are those matters set out in Schedule 2 of this Agreement.

7.3           There shall be a minimum number of two directors and no more than eight directors on the Board made up of an equal number of Evergreen and WPG Directors.

7.4           The post of chairman shall be held at all times by a WPG Director. The chairman shall have a casting vote. If the chairman for the time being is unable to attend any meeting of the Board, WPG shall be entitled to appoint another Director appointed by it to act as chairman at the meeting.

7.5           A party may nominate a director, and remove a director whom it nominated, by giving notice to SCH and the other party.  The appointment or removal takes effect on the date on which the notice is received by SCH or, if a later date is given in the notice, on that date. Each party shall ensure that they will use reasonable endeavours to assist in the appointment or removal of such directors.

7.6           The party removing a director pursuant to section 7.5 shall indemnify and keep indemnified SCH against any claim connected with the director’s removal from office.

7.7           The parties intend there to be a meeting of directors at least once a quarter to be held in person or by telephone conference.

7.8           A director may, and at the request of a director, the secretary shall, call a meeting of directors whether pursuant to section 7.7 or for any other meeting.

7.9           The parties shall ensure that at least seven Business Days’ notice of a meeting of directors is given to all directors entitled to receive notice accompanied by:

(a)        an agenda specifying in reasonable detail the matters to be raised at the meeting; and

(b)        copies of any papers to be discussed at the meeting.

7.10         A shorter period of notice of a meeting of directors may be given if at least one Evergreen Director and one WPG Director agree in writing.

7.11         Matters not on the agenda, or business conducted in relation to those matters, may not be raised at a meeting of directors unless all the directors  agree in writing.

7.12         The quorum at any meeting of directors (including adjourned meetings) is one Evergreen Director (or his alternate) and one WPG Director (or his alternate).

7.13         No business shall be conducted at any meeting of directors unless a quorum is present at the beginning of the meeting and at the time when there is to be voting on any business.

7.14         If a quorum is not present within 30 minutes after the time specified for a directors’ meeting in the notice of the meeting then it shall be adjourned for five Business Days at the same time and place.

7.15         Meetings of directors shall make decisions by passing resolutions. A resolution is passed:

(a)        where at least one Evergreen Director and one WPG Director have voted in favour of it; and

(b)        where more votes are cast for it than against it; or

(c)        in the case of an equal number of votes where the chairman has used his casting vote to pass the resolution.

7.16         At a meeting of directors, each director has one vote.

7.17         All minutes of meetings of the Board and Shareholder meetings will be sent to each director and shareholder as soon as practicable after the holding of the relevant meeting.

7.18         Subject to the necessary provisions being included in the Constitution, a resolution signed by all the Directors shall be as valid and effectual as a resolution passed at a meeting of the Board of SCH and may be signed in counterparts.

7.19         Meetings of the shareholders of SCH shall be conducted in the same manner as this clause 7 for the purpose of:

(a)        quorum, where the provisions of sections 7.12 to 7.14 above shall be applied to meetings of shareholders;

(b)        decision-making, where:

(i)      the provisions of section 7.4 applies so that the chairman of any shareholders’ meeting shall be a representative of WPG and shall have a casting vote; and

(ii)     resolutions are passed on the same basis as under the provisions of section 7.15.

8.             FINANCE FOR SCH

8.1           Within 30 days of this Agreement each of WPG and Evergreen will advance by way of unsecured, interest free loan to SCH the amount of AUD$100,000 which shall be utilised by SCH for ongoing corporate and operational expenses, provided that:

(a)        WPG at its own cost, shall complete the current drilling programme at Penrhyn and Lochiel as disclosed in its public releases and other costs attendant thereto, inclusive of all general corporate and operating costs for SCH prior to the Completion Date.

(b)        Evergreen shall to its own cost carry out Coal testing to determine the application of the K-Fuel® Technology to Coal provided to Evergreen by SCH arising out of the drilling activities referred to in section 8.1(a).

8.2           Other than the costs referred to at section 8.1 above, the costs of SCH moving forward are borne by SCH.

8.3           If the parties agree to increase the share capital of SCH, half of the shares issued shall be treated as Evergreen Shares, and issued to Evergreen, and half shall be WPG Shares and issued to WPG unless they agree otherwise in writing.

9.             CHIEF EXECUTIVE OFFICER

9.1           The Chief Executive Officer:

(a)        is authorised to sign cheques in relation to the business of SCH as follows:

(i)         up to AUD$20,000 for a budgeted item, and AUD$5,000 if not budgeted, per cheque;

(ii)        with approval of SCH’s Chairman, for amounts of AUD$20,001-AUD$50,000 for a budgeted item, and AUD$5,001-AUD$50,000 if not budgeted, per cheque; and

(iii)       authorisation in writing (including e-mail and .pdf) by an Evergreen Director and WPG Director for amounts in excess of AUD$50,000.

If any cheques are written in any currency other than Australian dollars, the monetary limits referred to in this clause will apply to the signing authority of such cheques at the AUD$ spot exchange rate at the time of signing of such cheque;

(b)        shall provide a report on the Business and the financial position and affairs of SCH not less often than once in every quarter;

(c)        as soon as is available, provide full details to the Shareholders of any actual or prospective material change in the Business or the financial position and affairs of SCH; and

(d)        provide financial information, business information or other data as reasonably requested from any Shareholder from time to time.

9.2           No new accounts will be opened by SCH, or amendments made to the mandate under which SCH operates its account with the Bank or any other account or facility opened with the Bank or any other bank or financial institution without the prior approval of an Evergreen Director and a WPG Director.

10.          RESTRICTIONS ON THE PARTIES

10.1         While the Licence Agreement is exclusive, neither party nor any of its Subsidiaries shall, carry on or be employed, engaged or interested in any business in the Territory which would be in competition with any part of the Business of SCH (as described in clause 2), including any developments in the Business after the date of this Agreement.

10.2         The undertaking in this clause is given by each party to the other and to SCH and apply to actions carried out by each party (or any of its Subsidiaries) in any capacity and whether directly or indirectly, on the party’s (or Subsidiary’s) own behalf, on behalf of any other person or jointly with any other person.

10.3         Each party shall ensure that its Subsidiaries comply with the terms of this clause.

11.          THE BUSINESS PLAN

11.1         The Business Plan is an annual business plan for SCH prepared by the Chief Executive Officer and/or SCH and it shall include in relation to the Financial Year to which it relates (to the extent required):

(a)        An operating budget (including sources of funding) and cashflow statement;

(b)        a monthly projected profit and loss account;

(c)        a management report giving business objectives for the year;

(d)        a financial report which shall include an analysis of the estimated results of SCH for the previous Financial Year compared with the Business Plan for that year, identifying variations against budget, in sales revenues, costs and other material items; and

(e)        if appropriate, a provision for the distribution of dividends for the Financial Year (if any) having taken into account the principles in clause 13 of this Agreement.

11.2         The Business Plan shall be adjusted from time to time as the case requires and as approved by the Board of Directors as provided in Schedule 2.

11.3         The Business Plan for every other Financial Year shall be:

(a)        prepared by the Chief Executive Officer at least 30 day before the end of the preceding Financial Year (the first day being the first day of the Financial Year to which the plan relates); and

(b)        adopted and approved by the Board of Directors as provided in Schedule 2 as soon as possible after it has been prepared.

12.          ACCOUNTING

12.1         SCH shall at all times maintain accurate and complete accounting and other financial records including all corporation tax computations and related documents and correspondence with the Australian tax authorities in accordance with the requirements of all applicable laws and generally accepted accounting principles applicable in Australia.

12.2         Each party and its authorised representatives shall be allowed access at all reasonable times to examine the books and records of SCH.

12.3         SCH shall supply each party with the financial information necessary to keep the party informed about how effectively the Business of SCH is performing and in particular shall supply each party with:

(a)        a copy of each year’s Business Plan;

(b)        a copy of the audited accounts of SCH prepared in accordance with the laws applicable in and the accounting standards, principles and practices generally accepted in Australia, within three months of the end of the year to which the audited accounts relate;

(c)        quarterly management accounts of SCH to be supplied within twenty-one days of the end of the quarter to which they relate (the first day being the first day of the following quarter) and the accounts shall include a budget (including historical actual expenditure comparison) profit and loss account, a balance sheet and a cashflow statement; and

(d)        such additional accounts, reports and information as each party may reasonably request in order to comply with any accounting, taxation or listing rules to which that party is subject.

12.4         As may be requested from time to time, financial information shall be provided by SCH to each Shareholder sufficient for the Shareholder to comply with its financial reporting requirements.

13.          DIVIDEND POLICY

13.1         Subject to the circumstances prevailing at the relevant time including (and in particular, the working capital requirements of SCH as determined in the Business Plan applicable to the current Financial Year which may require all or part of SCH’s profit to be retained) the parties shall determine an appropriate dividend policy.

13.2         A distribution under this clause in relation to any Financial Year shall be made within six months of the day to which the audited accounts for that year are made up.

14.          TAX MATTERS

14.1         Unless the parties otherwise expressly agree in writing, the parties shall ensure that, if legally acceptable, all of SCH’s trading losses and all other amounts eligible for relief from taxation shall be carried by SCH and not surrendered (wholly or partly) to the parties.

15.          DEADLOCK

15.1         There is a deadlock if a resolution is proposed and one of the following applies:

(a)        at a properly convened meeting of Shareholders or of the Board there is no quorum at the meeting and no quorum at the meeting when it is reconvened following an adjournment;

(b)        on a directors’ resolution which is a Reserved Matter, unanimity is not achieved.

15.2         There is no deadlock if a meeting, or adjourned meeting, is inquorate because the person who proposed the resolution does not attend.

16.          RESOLUTION OF DEADLOCK

16.1         In any case of deadlock each of the Shareholders shall, within 28 days of such deadlock having arisen or becoming apparent, cause its appointees on the Board to prepare and circulate to the other Shareholder a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting such position.  Each such memorandum or statement shall be considered by each Shareholder who shall respectively use their reasonable endeavours to resolve such dispute.  If they agree upon a resolution or disposition of the matter, they shall jointly execute a statement setting forth the terms of such resolution or disposition and the Shareholders shall exercise or ensure that exercise of the voting rights and other powers of control available to them in relation to SCH to ensure that such resolution or disposition is fully and promptly carried into effect.

16.2         If a resolution or disposition is not agreed in accordance with the provisions of section 16.1 within 14 days after delivery of the memoranda or statements mentioned therein, or such longer period as the Shareholders may agree in writing, then such deadlock shall be dealt with by or submitted for the determination of an expert appointed pursuant to the provisions of clause 20 of this Agreement (the Expert).

16.3         If an Expert is not appointed within 28 days of the expiration of the period referred to in section 16.2 due to the inability of the Shareholders to agree on the appointment or the unwillingness of the Auditors to appoint an Expert, then either party may apply to the [then President of the Law Society of New South Wales or if such person is unavailable, to holder of the next highest office, to appoint an expert for determination of the dispute.

16.4         The decision of the Expert shall be final and binding.

17.          TRANSFER OF SHARES

17.1         Subject to sections 17.2 and 17.3, no party shall transfer, grant any security interest over, or otherwise dispose of or give any person any rights in or over any share or interest in any share unless it has obtained the prior written consent of the other party.

17.2         A party may transfer all of its shares in SCH to a member of its Group without following the steps in this clause if at the time of the transfer and in relation to all the shares being transferred, the transferring party:

(a)        ensures that the transferee executes and delivers to the other party a deed of adherence in the form provided at Schedule 6 to this Agreement agreeing to be bound by the terms of this Agreement as if it were a party to it;

(b)        guarantees all the obligations and any liabilities of the transferee under that agreement;

(c)        undertakes to re-acquire the shares held in SCH in the event that the transferee ceases to be a member of that Group; and

(d)        the transferee is otherwise acceptable to the non transferring party, acting reasonably.

17.3         The restrictions on transfer of shares in SCH in this clause do not apply in the case where the transferor undertakes a sale or transfer of all or substantially all of its assets or shares.

18.          OBLIGATORY TRANSFER EVENT

18.1         If anything mentioned in this clause happens to a party it is an Obligatory Transfer Event in respect of that party and the provisions of clause 19 apply:

(a)        the passing of a resolution for the liquidation of the party other than a solvent liquidation for the purpose of the reconstruction or amalgamation of all or part of the party’s Group (the structure of which has been previously approved by the other party in writing) in which a new company assumes (and is capable of assuming) all the obligations of the party or other company in the party’s Group; or

(b)        the presentation at court by any competent person of a petition for the winding up of the party and which has not been withdrawn or dismissed within seven days of such presentation; or

(c)        the issue at court by any competent person of a notice of intention to appoint an administrator to the party and that notice is not withdrawn within 7 days a notice of appointment of an administrator to the party or an application for an administration order in respect of the party; or

(d)        any step is taken by any person to appoint a receiver, administrative receiver or manager in respect of the whole or a substantial part of the assets or undertaking of the party; or

(e)        the party entering into a composition or arrangement with its creditors; or

(f)         any chargor taking any step to enforce any charge created over any shares held by the party in SCH; or

(g)        if a process has been instituted that could lead to the party being dissolved and its assets being distributed among the party’s creditors, shareholders or other contributors; or

(h)        the party ceasing to carry on its business or substantially all of its business; or

(i)         the party commits a material or persistent breach of this Agreement which if capable of remedy has not been so remedied within 20 Business Days of the other party requiring such remedy; or

(j)         in the case of the Obligatory Transfer Events set out in sub-clauses (a), (b), (c), or (d) above, any competent person takes any analogous step in any jurisdiction in which the relevant party carries on business.

19.          TRANSFER FOLLOWING OBLIGATORY TRANSFER EVENT

19.1         Where an Obligatory Transfer Event happens to a party (in this clause the Seller) it shall give notice of it to the other party (in this clause the Buyer) as soon as possible and, if it does not, it is deemed to have given such notice on the date on which the Buyer becomes aware of such Obligatory Transfer Event (Notice of Obligatory Transfer Event).

19.2         As soon as practicable after service, or deemed service, of the Notice of Obligatory Transfer Event, the parties shall appoint an Expert to determine the Fair Value of the Seller’s shares in SCH (Sale Shares).

19.3         The Buyer has the right, within 21 days of receiving notification of the Fair Value determined by the Expert (the first day being the day after the Buyer receives the Fair Value notification) to serve a notice on the Seller to buy all of the Sale Shares at the Fair Value.

19.4         In this clause the Fair Value of the Sale Shares shall be the value that the Expert certifies to be the fair market value in his opinion based on the following assumptions:

(a)        the value of the shares in question is that proportion of the fair market value of the entire issued share capital of SCH that the Sale Shares bear to the then total issued share capital of SCH (with no premium or discount for the size of the Seller’s shareholding or for the rights or restrictions applying to the shares under this Agreement or the Constitution);

(b)        the sale is between a willing buyer and a willing seller on the open market;

(c)        the sale is taking place on the date that the Obligatory Transfer Event occurred;

(d)        if SCH is then carrying on its Business as a going concern, on the assumption that it shall continue to do so; and

(e)        the shares are sold free of all Encumbrances.

19.5         If any problem arises in applying any of the assumptions set out in section 19.4, the Expert shall resolve the problem in whatever manner he shall, in his absolute discretion, think fit.

19.6         The Expert shall be requested to determine the Fair Value of the Sale Shares within 15 Business Days of his appointment and to notify the Buyer and Seller in writing of his determination.

19.7         The service of a notice to buy under section 19.3 shall bind the parties to buy and sell the Sale Shares, as the case may be, in accordance with clause 22.

19.8         If at the end of the period specified in section 19.3 the Buyer has not served a notice to buy the Sale Shares, the Buyer may elect by written notice served on the Seller for SCH to be wound up in accordance with clause 21.

20.          EXPERT

20.1         An Expert is a person appointed in accordance with this clause to resolve a matter under this Agreement.

20.2         The parties shall endeavour to agree on the appointment of an independent Expert and to agree the terms of appointment with the Expert.

20.3         If the parties are unable to agree on an Expert or the terms of his appointment within 10 Business Days of either party serving details of a suggested expert on the other, either party shall then be entitled to request:

(a)        in the case of a determination of fair market value under clause 19 (Transfer Following Obligatory Transfer Event) the then President of the Law Society of New South Wales to appoint an Expert who is an accountant or other professional of repute with experience in the valuation of companies of the nature of SCH and agree the Expert’s terms of appointment; or

(b)        in the case of a determination under clause 16 (Resolution of Deadlock), the Auditors to appoint an Expert who is an accountant, lawyer, banker, mediator, other professional or expert in the Business and agree the Expert’s terms of appointment.

20.4         Subject to section 19.6, the Expert is required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of three months of the matter being referred to the Expert.

20.5         If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by this clause then:

(a)        either party may apply, as the case may be, to the then President of the Law Society of New South Wales or to the Auditors to discharge the Expert and to appoint a replacement Expert with the required expertise; and

(b)        this clause applies in relation to the new Expert as if he were the first Expert appointed.

20.6                           All matters under this clause shall be conducted, and the Expert’s decision shall be written, in the English language.

20.7                           The parties are entitled to make submissions to the Expert and shall provide (or ensure that others including SCH provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision, subject to the Expert agreeing to give such confidentiality undertakings as the parties may reasonably require.

20.8                           To the extent not provided for by this clause, the Expert may in his reasonable discretion determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

20.9                           Each party shall with reasonable promptness supply (and ensure that others including SCH supply) each other with all information and give each other access to all documentation and personnel as the other party reasonably requires to make a submission under this clause.

20.10                     The Expert shall act as an expert and not as an arbitrator. The Expert’s written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud.

20.11                     Each party shall bear its own costs in relation to the reference to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) shall be borne by the parties equally or in such other proportions as the Expert shall direct.

21.                               DURATION, TERMINATION AND LIQUIDATION

21.1                           This Agreement shall continue in full force and effect for the term of the Agreement Duration and may be renewed at any time for such period as the Shareholders may agree in writing.

21.2                           Except for the provisions which this clause states shall continue in full force after termination, this Agreement shall terminate:

(a)                        when one party ceases to hold any shares in SCH;

(b)                       when a resolution is passed by shareholders, or an order made by a court or other competent body that shall lead to SCH being wound up and its assets being distributed among SCH’s creditors, shareholders or other contributors; and

(c)                        upon the Shares being admitted to listing on any stock exchange.

21.3                           The following provisions of this Agreement remain in full force after termination:

(a)                        clause 1 (interpretation);

(b)                       clause 10 (restrictions on the parties);

(c)                        clause 14 (tax matters);

(d)                       this section;

(e)                        clause 26 (confidentiality);

(f)                          clause 28 (whole agreement);

(g)                       clause 30 (variation and waiver);

(h)                       clause 31 (costs);

(i)                           clause 34 (notice);

(j)                           clause 35 (severance); and

(k)                        clause 40 (governing law and jurisdiction).

21.4                           Termination of this Agreement shall not affect any rights or liabilities that the parties have accrued under it.

21.5                           Where SCH is to be wound up and its assets distributed, the parties shall agree a suitable basis for dealing with the interests and assets of SCH and shall endeavour to ensure that:

(a)                        all existing contracts of SCH are performed to the extent that there are sufficient resources;

(b)                       SCH shall not enter into any new contractual obligations;

(c)                        SCH is dissolved and, subject to settlement of any outstanding debts, its assets are distributed as soon as practical and in an equitable manner to be determined by the Parties acting in good faith and in absence of agreement thereon by an Expert.

21.6                           Where any party is required by any law, regulation or governmental or regulatory authority to retain any information (or copies of such information) of the other party or SCH, it shall notify the other party in writing of such retention giving details of the information that it has been required to retain.

22.                               COMPLETION OF THE SALE AND PURCHASE OF SHARES IN SCH

22.1                           This clause applies only to transfers between the parties pursuant to clause 19 (Transfer Following Obligatory Transfer Event).

22.2                           The sale of shares under this Agreement shall be completed at the offices of SCH or some other place as may be agreed by the parties on the fifth Business Day after service of a notice to buy under section 19.3.

22.3                           At completion the party selling the shares shall:

(a)                        transfer the shares free from all Encumbrances by way of a duly completed share transfer form to the buyer together with the relevant share certificate and such other documents as the buyer may reasonably require to show good title to the shares or enable it to be registered as the holder of the shares;

(b)                       deliver the resignations of any directors appointed by the selling party to take effect at completion and acknowledging that they have no claims against SCH;

(c)                        warrant that it has no right to require SCH to issue it with any share capital or other securities;

(d)                       warrant that it is selling legal and beneficial title to the shares free of Encumbrances;

(e)                        warrant that no commitment has been given to create an Encumbrance affecting the shares being sold (or any unissued shares or other securities of SCH) and that no person has claimed any rights in respect thereof; and

(f)                          provide SCH with a waiver in writing of any rights it may have to be issued with any share capital or other securities in SCH.

22.4                           At completion the buying party shall pay the purchase price by telegraphic transfer to the selling party or its lawyers (who have been irrevocably authorised by the selling party to receive it).

22.5                           At or before completion SCH shall repay any loans made by the selling party to SCH (together with any interest accrued thereon) and the parties shall use their best endeavours to ensure that the selling party is released from any guarantees and security arrangements that it has given in respect of SCH and its business.

22.6                           The parties shall ensure the registration (subject to due stamping by the buyer) of the transfer of shares in SCH pursuant to this clause and each of them consents to such transfer and registration pursuant to this Agreement and the Constitution.

22.7                           The shares shall be sold with all rights that attach, or may in the future attach, to them (including the right to receive all dividends and distributions declared, made or paid on or after the events referred to in section 22.2).

22.8                           The party buying the shares is not obliged to complete the purchase of any of the shares being sold unless the purchase of all the shares being sold is completed simultaneously.

22.9                           If the party selling the shares fails to complete the transfer of shares as required under this clause, SCH:

(a)                        is irrevocably authorised to appoint any person to transfer the shares on the selling party’s behalf and to do anything else that the party buying the shares may reasonably require to complete the sale; and

(b)                       may receive the purchase price in trust for the party selling the shares, giving a receipt that shall discharge the party buying the shares.

23.                               MEDIATION

23.1                           If any dispute arises out of this Agreement (other than any dispute which falls to be settled by the mechanisms in clause 16 (Resolution of Deadlock) or clause 19 (Transfer Following Obligatory Transfer Event), the parties may attempt to settle it by mediation in accordance with the model mediation procedures (the Procedures) published by the Australian Commercial Disputes Centre (the Service Provider).  To initiate a mediation, a party must give notice in writing (the Mediation Notice) to the other party to the dispute in accordance with clause 34.

23.2                           The parties will seek to agree the appointment of a mediator but, failing agreement within 28 days of the service of the Mediation Notice, either party may ask the Service Provider to nominate a mediator.

23.3                           In the event that there are no such Procedures available for nominating a mediator and the Service Provider is unable or unwilling to nominate a mediator, either party may ask the President of the Law Society of New South Wales (or its successor body) to nominate a mediator and to recommend a mediation procedure. The parties will accept such nomination under either this or the preceding sub-section and also the recommended mediation procedure.

23.4                           If the dispute is not resolved within 60 days of the service of the Mediation Notice, then either party may refer the dispute to arbitration in accordance with clause 24.

24.                               ARBITRATION

24.1                           Any dispute, controversy or claim arising out of or in relation to this Agreement (other than any dispute which falls to be settled by the mechanisms in clause 16 (Resolution of Deadlock) or clause 19 (Transfer Following Obligatory Transfer Event), or the breach, termination or invalidity thereof not settled in accordance with clause 23, will be settled by arbitration in accordance with the Australian Commercial Disputes Centre rules presently in force. The number of arbitrators will be one.

24.2                           The place of arbitration will be Sydney and the language to be used in the arbitral proceedings will be English.

24.3                           The Parties hereby waive irrevocably:

(a)                        any right of appeal under the International Arbitration Act 1974 in relation to any award made by the arbitration tribunal appointed in accordance with this clause; and

(b)                       any right to apply to the High Court under the International Arbitration Act 1974 for the determination of any question of law arising in the course of any reference to arbitration under this clause.

25.                               STATUS OF AGREEMENT

25.1                           Each party shall, to the extent that it is able to do so, exercise all its voting rights and other powers in relation to SCH to ensure that the provisions of this Agreement are properly and promptly observed and given full force and effect according to the spirit and intention of the agreement.

25.2                           If any provision in the Constitution conflicts with any provision of this Agreement, this Agreement shall prevail.

25.3                           The parties shall, when necessary, exercise their powers of voting and any other rights and powers they have to amend, waive or suspend a conflicting provision in the Constitution to the extent necessary to permit SCH and its business to be administered as provided in this Agreement.

26.                               CONFIDENTIALITY

26.1                           In this clause Confidential Information means any information:

(a)                        which either party may have or acquire (whether before or after the date of this Agreement) in relation to the customers, suppliers, business, assets or affairs of SCH (including, without limitation, any information provided pursuant to clause 12);

(b)                       which either party or any member of its Group may have or acquire (whether before or after the date of this Agreement) in relation to the customers, suppliers, business, assets or affairs of the other party or any member of the other party’s Group, as a consequence of the negotiations relating to this Agreement or any other agreement or document referred to in this Agreement or the performance of the agreement or any other agreement or document referred to in this Agreement or as a result of being a shareholder in SCH or having appointed any director for the board of SCH; or

(c)                        which relates to the contents of this Agreement (or any agreement or arrangement entered into pursuant to this Agreement).

but excludes the information in section 26.2.

26.2                           Information is not Confidential Information if:

(a)                        it is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this Agreement; or

(b)                       either party can establish to the reasonable satisfaction of the other party that it found out the information from a source not connected with the other party or its Group and that the source is not under any obligation of confidence in respect of the information; or

(c)                        either party can establish to the reasonable satisfaction of the other party that the information was known to the first party before the date of this Agreement and that it was not under any obligation of confidence in respect of the information; or

(d)                       the parties agree in writing that it is not confidential.

26.3                           Each party shall at all times use all reasonable endeavours to keep confidential (and to ensure that its employees, agents, Subsidiaries and the employees and agents of such Subsidiaries, (in respect of information specified in section 26.1(b) and section 26.1(c)) shall keep confidential) any Confidential Information and shall not use or disclose any such Confidential Information except:

(a)                        to another member of that party’s Group, or to a party’s professional advisers where such disclosure is for a purpose related to the operation of this Agreement; or

(b)                       with the written consent of such of SCH or the party or any member of its Group that the information relates to; or

(c)                        as may be required by law or by the rules of any recognised stock exchange, or governmental or other regulatory body, when the party concerned shall, if practicable, supply a copy of the required disclosure to the other before it is disclosed and incorporate any amendments or additions reasonably required by the other and which would not thereby prevent the disclosing party from complying with its legal obligations; or

(d)                       to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned or any member of its Group.

26.4                          Each party shall inform (and shall use all reasonable endeavours to ensure that any Subsidiary shall inform) any officer, employee or agent or any professional adviser advising it in relation to the matters referred to in this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall require them:

(a)                        to keep it confidential; and

(b)                       not to disclose it to any third party (other than those persons to whom it has already been disclosed in accordance with the terms of this Agreement).

26.5                           Upon termination of this Agreement, either party may demand from the other the return of any documents containing Confidential Information in relation to the first party by notice in writing whereupon the other party shall (and shall use all reasonable endeavours to ensure that its Subsidiaries, and its officers and employees and those of its Subsidiaries and SCH shall):

(a)                        return such documents; and

(b)                       destroy any copies of such documents and any other document or other record reproducing, containing or made from or with reference to the Confidential Information.

save, in each case, for any submission to or filings with governmental, tax or regulatory authorities. Such return or destruction shall take place as soon as practicable after the receipt of any such notice.

26.6                           The obligations of each of the parties in this clause 26 shall continue without limit in time and notwithstanding termination of this Agreement for any cause.

26.7                           On the signing of this Agreement the parties shall issue a joint announcement about the formation of SCH in the agreed form.

27.                               COMPLIANCE WITH LAW

SCH shall be subject to all valid laws, including rules, regulation, and orders of any regulatory body having jurisdiction, including those federal and/or local bodies or agencies implementing various environmental and/or safety and health laws and regulation, whether now in force or adopted or enacted after the date of this Agreement.  Additionally, the Parties understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised, which generally prohibits the promise, payment or giving of anything of value either directly or indirectly to any government official for the purpose of obtaining or retaining business or any improper advantage.

28.                               WHOLE AGREEMENT

28.1                           This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

28.2                           Each party acknowledges that in entering into this Agreement, and any documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement or those documents.

28.3                           Nothing in this clause 28 operates to limit or exclude any liability for fraud.

29.                               ASSIGNMENTS

29.1                           No person may assign, or grant any Encumbrance over or sub-contract, or deal in any way with, any of its rights under this Agreement or any document referred to in it without the prior written consent of all the other parties.

29.2                           Each person that has rights under this Agreement is acting on its own behalf.

30.                               VARIATION AND WAIVER

30.1                           A variation of this Agreement shall be in writing and signed by or on behalf of all parties.

30.2                           A waiver of any right under this Agreement is only effective if it is in writing and it applies only to the person to which the waiver is addressed and the circumstances for which it is given.

30.3                           A person that waives a right in relation to one person, or takes or fails to take any action against that person, does not affect its rights against any other person.

30.4                           No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

30.5                           No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

30.6                           Unless specifically provided otherwise, rights and remedies arising under this Agreement are cumulative and do not exclude rights and remedies provided by law.

31.                               COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, shall be borne by the party that incurred the costs.

32.                               NO PARTNERSHIP

The parties to this Agreement are not in partnership with each other and there is no relationship of principal and agent between them.

33.                               GOOD FAITH, DEFENCE ISSUES

33.1                           All transactions entered into between either party shall be conducted in good faith and on the basis set out or referred to in this Agreement or, if not provided in this

Agreement, as may be agreed by the parties and, in the absence of such agreement, on an arm’s length basis.

33.2                           Each party shall at all times act in good faith towards the other in respect of this Agreement and shall use all reasonable endeavours to ensure that this Agreement is observed.

33.3                           Each party shall do all things necessary and desirable to give effect to the spirit and intention of this Agreement.

33.4                           The Parties acknowledge the location of two of the Sites within the Woomera Prohibited Area and that, as a result, operational constraints may be applied to activities on those Sites, including but not limited to conditions on entry and potential ring fencing of information related to Defence activities within the WPA from foreign directors of SCH. The parties agree to work cooperatively to ensure compliance with any such requirements.

34.                               NOTICE

34.1                           A notice given under this Agreement:

(a)                        shall be in writing in the English language;

(b)                       shall be sent for the attention of the person, and to the address, or fax number, given in this clause 34 (or such other address, fax number or person as the relevant party may notify to the other party); and

(c)                        shall be:

(i)                           delivered by hand; or

(ii)                        sent by fax; or

(iii)                     sent by pre-paid first-class post; or

(iv)                    (if the notice is to be served or given outside the country from which it is sent) sent by reputable international overnight courier; or

(v)                       sent by email to an email address notified by the relevant party to the other party for such purpose (if the notice is served or given under any of section 7.5 to section 7.11).

34.2                           The addresses for service of notice are:

(a)                        Evergreen Energy Inc.

Address: 1225 Seventeenth St, Suite 1300 Denver Colorado 80202

For the attention of: CEO, with copy to General Counsel

Fax number: +303 2938430

(b)                       WPG Resources Ltd

Address: Level 9, Kyle House, 27- 31 Macquarie Place Sydney NSW 2000

For the attention of: Mr Bob Duffin

Fax number: +61 2 9251 1044

(c)                        Southern Coal Holdings Pty Ltd

Address: Level 9, Kyle House, 27- 31 Macquarie Place Sydney NSW 2000

For the attention of CEO

Fax number: +61 2 9251 1044

34.3                           A notice is deemed to have been received:

(a)                        if properly addressed and delivered by hand, when it was given or left at the appropriate address; or

(b)                       if sent or supplied by electronic means, if properly addressed, one hour after the notice was sent or supplied; or

(c)                        if properly addressed and sent by pre-paid first class post to an address in the same country, 48 hours after it was posted or five Business Days after posting either to an address outside the country from which it is sent if sent by reputable international overnight courier addressed to the intended recipient, provided that delivery in at least five Business Days was guaranteed at the time of sending and the sending party receives a confirmation of delivery from the courier service provider; or

(d)                       if deemed receipt under the previous paragraphs of this sub-section is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of deemed receipt.

34.4                           In proving that any notice was properly addressed, it is sufficient to show that the notice was delivered to an address provided for such purpose pursuant to this Agreement.

35.                               SEVERANCE

35.1                           If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

35.2                           If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

36.                               FURTHER ASSURANCE

Without prejudice to clause 3, each party shall promptly execute and deliver all such documents, and do all such things, as the other party may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

37.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

38.                               AGREEMENT SURVIVES COMPLETION

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

39.                               AGENTS FOR SERVICE OF PROCESS

Evergreen hereby irrevocably appoints Neil Pathak, c/o Gilbert & Tobin, Level 37, 2 Park Street, Sydney, NSW Australia, as its agent for the service of process in New South Wales in connection with this Agreements, service upon whom shall be deemed complete whether or not forwarded to or received by Evergreen. Nothing contained in  this Agreement shall affect the right to serve process in any other manner permitted by law, nor affect the right to bring proceedings in any other jurisdiction whether in connection with this Agreement or otherwise.

40.                               GOVERNING LAW AND JURISDICTION

40.1                           This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws applying in New South Wales.

40.2                           The parties irrevocably agree that the courts of New South Wales have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

This Agreement has been entered into on the date stated at the beginning of it. The signature block is located after the Schedules.

Schedule               1                              Warranties

Part 1. General Warranties

1.                                      POWERS

1.1                                 The Warrantor has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and the other documents referred to in it.

1.2                                 This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Warrantor in the terms of the agreement and such other documents.

1.3                                 Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a)                        any agreement or instrument to which the Warrantor is a party or by which it is bound; or

(b)                       any order, judgment, decree or other restriction applicable to the Warrantor.

2.                                      SHARES IN SCH

2.1                                 At the date of this Agreement, the WPG Shares constitute the whole of the allotted and issued share capital of SCH and are fully paid. At Completion, the Evergreen Shares and the WPG Shares will constitute the whole of the allotted and issued share capital of SCH and will be fully paid.

2.2                                 The Warrantor is the sole legal and beneficial owner of the WPG Shares.

2.3                                 SCH possesses no subsidiary companies and possesses no assets other than the licences to the Sites set out in Schedule 3.

2.4                                 No right has been granted to any person to require SCH to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of SCH.

2.5                                 No commitment has been given to create an Encumbrance affecting the WPG Shares.

3.                                      CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1                                The copies of the Constitution and corporate documents of SCH disclosed to Evergreen or its advisers are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

3.2                                 All statutory books and registers of SCH have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.3                                 All returns, particulars, resolutions and other documents which SCH is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Australian Securities and Investments Commission) have been correctly made up and filed or, as the case may be, delivered.

4.                                      INFORMATION

4.1                                 All information provided to Evergreen as reflected below is complete, accurate and not misleading and comprises:

Corporate Documentation - SCH

(a)                        Certificate of Registration of a Company

(b)                       Register of Directors and Secretaries

(c)                        Register of Members

(d)                       Minutes of the Board of Directors

(e)                        Constitution

SCH Financials

(f)                          Management accounts / financial statements from the incorporation of SCH to the date of this Agreement

Documentation relating to SCH’s Assets

(g)                       Exploration Licence Number 4525 (Robins Rise/Penrhyn) to Hiltaba dated 21 June 2010

(h)                       Exploration Licence Number 4631 (Pidinga) to SCH dated 31 December 2010

(i)                           Exploration Licence Number 4671 (Pidinga West) to SCH dated 21 February 2011

(j)                           Exploration Licence Number 4670 (Lochiel North) to SCH dated 21 February 2011

(k)                        Robins Rise Option Agreement between Hiltaba Gold Pty Ltd (Hiltaba) and Southern Iron Pty Ltd (Southern Iron) dated 7 September 2009

(l)                           Robins Rise Option Agreement and Deed of Assignment and Assumption between Southern Iron, SCH and Hiltaba dated 15 June 2010

(m)                     Deed of Variation to the Deed of Assignment and Assumption (Robins Rise/Penrhyn) between Southern Iron, SCH and Hiltaba dated October 2010

(n)                       Exercise of Option Notice for (Robins Rise/Penrhyn) between SCH and Hiltaba 23 August 2010

(o)                       Letter from Hunt & Hunt regarding Robins Rise/Penrhyn — Transfer of Exploration Licence Number 4545 to SCH from Hiltaba dated 1 March 2011

(p)                       Replacement Exploration Licence Application by Hitaba re. Exploration Licence 03336, Robins Rise Area dated 2 March 2010

(q)                       Royal Australian Air Force Deed of Access (Exploration) for Exploration Licence 4525 (Robins Rise/Penrhyn) to SCH; Woomera Prohibited Area dated 18 April 2011

(r)                          ASX and Media Release pertaining to Robins Rise/Penrhyn dated 10 June 2010

(s)                        Map of Assets

(t)                          Perfection Well (ELA 97/10)

Other Documentation

(u)                       Wayne Rossiter Service Agreement

4.2                                 The particulars relating to SCH in this Agreement are accurate and not misleading.

4.3                                 There is no information that has not been disclosed to Evergreen which, if Disclosed, WPG might reasonably consider would affect the willingness of Evergreen to enter into this Agreement or the K-Fuel® Licence on the terms of these agreements.

5.                                      COMPLIANCE WITH LAWS

SCH has at all times conducted its business in accordance with all applicable laws and regulations.

6.                                      LICENCES AND CONSENTS

6.1                                 SCH has valid exploration licences authorising it to conduct exploration for Coal at the Sites (or in the case of Perfection Well, an application for such a licence) Further licences, consents, permits and authorities will be required for different aspects of the intended business of SCH, moving forward (particularly, it is noted that mining at the Sites requires additional, significant leases, licences, consents, permits and authorities).

6.2                                 There is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms and the financial expenditure commitment relevant to each Site under the relevant exploration licence has been satisfied.

7.                                      INSURANCE

7.1                                 The insurance policies maintained by or on behalf of SCH provide full indemnity cover against all losses and liabilities normally insured against by a person carrying on the same type of business as SCH.

7.2                                 There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Warrantor is aware, there are no circumstances likely to give rise to any claim under any of those policies.

7.3                                 All the insurance policies are in full force and effect, are not void or voidable, nothing has been done or not done which could make any of them void or voidable and Completion will not terminate, or entitle any insurer to terminate, any such policy.

8.                                      POWER OF ATTORNEY

8.1                                 There are no powers of attorney in force given by SCH.

8.2                                 No person, as agent or otherwise, is entitled or authorised to bind or commit SCH to any obligation not in the ordinary course of SCH’s business.

9.                                      DISPUTES AND INVESTIGATIONS

9.1                                 Neither SCH nor any person for whom SCH is vicariously liable:

(a)                        is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

(b)                       is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

9.2                                 No director of SCH is, to the extent that it relates to the business of SCH, engaged in or subject to any of the matters mentioned in section 9.1 of this Schedule above.

9.3                                 No such proceedings, investigation or inquiry as are mentioned in section 9.1 or section 9.2 of this schedule have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings.

9.4                                SCH is not affected by any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10.                               CONTRACTS

10.1                           The definition in this paragraph applies in this Agreement.

Material Contract: an agreement or arrangement to which SCH is a party or is bound by and which is of material importance to the business, profits or assets of SCH.

10.2                           Except for the agreements and arrangements disclosed in Clause 4 of Schedule 1, SCH is not a party to or subject to any agreement or arrangement which:

(a)                        is a Material Contract; or

(b)                       is of an unusual or exceptional nature; or

(c)                        is not in the ordinary and usual course of business of SCH; or

(d)                       may be terminated as a result of any Change of Control of; or

(e)                        restricts the freedom of SCH to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(f)                          involves agency or distributorship; or

(g)                       involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(h)                       is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(i)                           involves or is likely to involve an aggregate consideration payable by or to SCH in excess of AUD$50,000; or

(j)                           is not on arm’s length terms; or

10.3                           Each Material Contract is in full force and effect and binding on the parties to it. SCH has not defaulted under or breached a Material Contract and:

(a)                        So far as the Warrantor is aware, no other party to a Material Contract has defaulted under or breached such a contract; and

(b)                       no such default or breach by SCH or so far as the Warrantor is aware any other party is likely or has been threatened.

10.4                           No notice of termination of a Material Contract has been received or served by SCH and so far as the Warrantor is aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

11.                               FINANCE AND GUARANTEES

11.1                           At Completion, SCH has borrowed no money (internally or externally) that will be the responsibility of, or a liability to, SCH or Evergreen.

11.2                           No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by SCH or any third party in respect of borrowings or other obligations of SCH.

11.3                           SCH has no outstanding loan capital, nor has lent any money that has not been repaid, and there are no debts owing to SCH other than debts that have arisen in the normal course of business.

11.4                           SCH has not:

(a)                        factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; nor

(b)                       waived any right of set-off it may have against any third party.

11.5                           All debts (less any provision for bad and doubtful debts) owing to SCH reflected in the Accounts and all debts subsequently recorded in the books of SCH have either prior to the date of this Agreement been realised or will, within three months after the date of this Agreement, realise their full amount as included in those Accounts or books in cash and none of those debts nor any part of them has been outstanding for more than two months from its due date for payment.

11.6                           No indebtedness of SCH is due and payable and no security over any of the assets of SCH is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. SCH has not received any notice whose terms have not been fully complied with and/or carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of SCH.

11.7                           SCH has not given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

11.8                           SCH is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

11.9                           Except as disclosed in Section 4.1 of Schedule 1 and in particular the Defence access deed to the Penrhyn EL 4525, a Change of Control of SCH will not result in:

(a)                        termination of or material effect on any financial agreement, arrangement, licence or permit to which SCH is a party or subject; or

(b)                       any indebtedness of SCH becoming due, or capable of being declared due and payable, prior to its stated maturity.

12.                               INSOLVENCY

12.1                           SCH:

(a)                        Is not insolvent and no insolvency legislation applies to SCH; and

(b)                       has not stopped paying its debts as they fall due.

12.2                           No step has been taken to initiate any process by or under which:

(a)                        the ability of the creditors of SCH to take any action to enforce their debts is suspended, restricted or prevented; or

(b)                       some or all of the creditors of SCH by agreement or in pursuance of a court order, have agreed to accept an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of SCH; or

(c)                        a person is appointed to manage the affairs, business and assets of SCH on behalf of SCH’s creditors; or

(d)                       the holder of a charge over SCH’s assets is appointed to Control the business and assets of SCH.

12.3                           In relation to SCH:

(a)                        no administrator has been appointed;

(b)                       no documents have been filed with the court for the appointment of an administrator; and

(c)                        no notice of an intention to appoint an administrator has been given by the relevant company, its directors or any other person.

12.4                           So far as the Warrantor is aware, no process has been initiated which could lead to SCH being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

12.5                           No distress, execution or other process has been levied on an asset of SCH.

13.                               ASSETS

13.1                           SCH is the full legal and beneficial owner of, and has good and marketable title to, all the assets included in the Accounts, and any assets acquired since the Accounts Date, except for those disposed of since the Accounts Date in the normal course of business.

13.2                          None of the assets shown in the Accounts or used by SCH is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

13.3                           SCH is in possession and control of all the assets included in the Accounts and those acquired since the Accounts Date, except for those Disclosed as being in the possession of a third party in the normal course of business.

13.4                           Subject to disclosures reflected in Section 4.1 of Schedule 1, none of the assets, undertakings or goodwill of SCH is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

14.                               ENVIRONMENTAL

14.1                           The definitions in this paragraph apply in this Agreement.

Hazardous Substances: any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing harm to any human or other living organism or the Environment.

Environment: air, water and land, all living organisms and natural or man-made structures.

Environmental Law: any law in so far as it relates to Environmental Matters.

Environmental Matters: the protection of human health, the protection and condition of the Environment, the condition of the workplace, the generation, transportation, storage, treatment, emission, deposit and disposal of any Hazardous Substance or Waste.

Waste: all waste, including any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.

14.2                           SCH has at all times complied with all Environmental Laws.

14.3                           No proceeding or action relating to Environmental Law has been taken, or so far as the Warrantor is aware, is pending or threatened against SCH, or any employees, directors or officers of SCH by any competent authority or any other person.

15.                               EMPLOYMENT

15.1                           Each person who is a Director is referred to in Background (A) to this Agreement and Section 3.3.

15.2                           SCH neither employs any Employees or engages any Workers (and has not made any offers to any people to do so).

16.                              ACCOUNTS

16.1                           The Accounts have been prepared in accordance with Australian company law requirements and with accounting standards, policies, principles and practices generally accepted in Australia and in accordance with the law of that jurisdiction.

16.2                           The Accounts:

(a)                        make proper and adequate provision or reserve for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

(b)                       do not overstate the value of current or fixed assets; and

(c)                        do not understate any liabilities (whether actual or contingent).

16.3                           The Accounts show a true and fair view of the commitments and financial position and affairs of SCH as at the Accounts Date.

16.4                           The Accounts contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent, disputed or otherwise) of SCH as at the Accounts Date.

16.5                           The Accounts are not affected by any unusual or non-recurring items or any other factor that would make the financial position and results shown by the Accounts unusual or misleading in any material respect.

16.6                           SCH has no liabilities other than those shown in the Accounts as disclosed in Section 4.1 of Schedule 1.

17.                               FINANCIAL AND OTHER RECORDS

17.1                           All financial and other records of SCH:

(a)                        have been properly prepared and maintained;

(b)                       constitute an accurate record of all matters required by law to appear in them;

(c)                        do not contain any material inaccuracies or discrepancies; and

(d)                       are in the possession of SCH.

17.2                           No notice has been received or allegation made that any of those records are incorrect or should be rectified.

17.3                           All statutory records, including accounting records, required to be kept or filed by SCH have been properly kept or filed and comply with the requirements of Australian company law.

17.4                           All deeds and documents belonging to SCH are in the possession of SCH.

18.                              EFFECT OF ISSUE OF SHARES TO EVERGREEN

Neither the issue of the Evergreen Shares nor compliance with the terms of this Agreement will:

(a)        cause SCH to lose the benefit of any right or privilege it presently enjoys; or

(b)        relieve any person of any obligation to SCH (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by SCH, or to exercise any right in respect of SCH; or

(c)        give rise to, or cause to become exercisable, any right of pre-emption over the Evergreen Shares; or

(d)        result in a breach of contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition; or

(e)        result in the loss or impairment of or any default under any licence, authorisation or consent required by SCH for the purposes of its business; or

(f)         result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of SCH; or

(g)        result in any present or future indebtedness of SCH becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any financial facility of SCH being withdrawn.

PART 2. TAX WARRANTIES

1.             GENERAL

1.1           All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary information submitted by SCH to any Taxation Authority in Australia for the purposes of Taxation have been made on a proper basis, were punctually submitted, were accurate and complete when supplied and remain accurate and complete in all material respects and none of the above is, or is likely to be, the subject of any material dispute with any Taxation Authority.

1.2           All Taxation in Australia for which SCH is or has been liable or is liable to account for has been duly paid (insofar as such Taxation ought to have been paid).

1.3           SCH has not paid within the past seven years ending on the date of this Agreement or will become liable to pay any penalty, fine, surcharge or interest charged by virtue of any Taxation Statute.

1.4           SCH has not within the past 12 months been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and the Warrantor is not aware of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made in the next 12 months.

1.5           SCH has sufficient records to determine the tax consequence which would arise on any disposal or realisation of any asset owned at the Accounts Date or acquired since that date but prior to Completion.

Schedule               2              Reserved Matters

1.             Altering the name of SCH.

2.             Adopting or amending the Business Plan in respect of each financial year.

3.             Changing the nature of SCH’s Business or the commencement of any new business by SCH which is not ancillary or incidental to the Business.

4.             The amendment or variation of the Constitution, or variation in the number of Directors of SCH.

5.             Reducing, increasing, consolidating, sub-dividing or converting any of SCH’s share capital or reserves or in any way altering the rights attaching to any class of Shares.

6.             Issuing or allotting any shares or any securities convertible into or carrying a right of subscription in respect of shares or issuing or granting any options or other rights over or in respect of any shares or which may require the issue of shares in the future.

7.             Borrowing any sum, whether long or short term in excess of a maximum aggregate sum outstanding at any time of AUD$100,000 or issuing any debenture or other debt security.

8.             Creating any fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of the undertaking, property or assets of SCH.

9.             Making any loan or advance or giving any credit (other than normal trade credit and advances made to employees against expenses incurred by them on SCH’s behalf) in excess of AUD$10,000 to any person, except for the purpose of making deposits with bankers.

10.           Giving any bond, guarantee, indemnity or suretyship to secure the liabilities or obligations of any person other than a wholly-owned subsidiary of SCH.

11.           Creating, acquiring or disposing of any subsidiary or of any shares in any subsidiary or acquiring, purchasing or subscribing for any shares, debentures, mortgages or securities (or any interest therein) in or of any person or entering into any partnership or profit sharing agreement with any person.

12.           Selling, transferring, leasing, assigning or otherwise disposing of a material part of the undertaking, property and/or assets of SCH (or any interest therein), or contracting so to do, having an original book value or sales value, whichever is greater, in excess of AUD$100,000.

13.           Entering into or varying any contract or transaction or assuming any liability which is outside the ordinary and proper course of the Business or not on arm’s length terms or which is long-term unusual or onerous.

14.           Permitting the creation of any material contract or obligation to pay money or money’s worth to any member of the Evergreen Group or WPG Group (including any renewal thereof or any variation in the terms of any existing contract or obligation).

15.           Commencing or settling any litigation or arbitration proceedings, other than proceedings in respect of this Agreement or for amounts not exceeding AUD$100,000 in or other than normal debt collection and similar proceedings.

16.           Doing or permitting or suffering to be done any act or thing whereby SCH may be wound up (whether voluntarily or compulsorily).

17.           Engaging any new employee or consultant at remuneration which could exceed the rate of AUD$150,000 in any year.

18.           Increasing the remuneration of any employee or consultant to a rate which could exceed the rate of AUD$150,000 in any year or increasing the remuneration of any employee or consultant whose existing remuneration could exceed such rate.

19.           Making any change in the Financial Year or the accounting policies adopted by SCH.

20.           Changing the auditors of SCH unless they shall resign or voluntarily not seek re-election in which event no firm shall be appointed in their place without prior approval in accordance with this clause.

In this schedule, references to SCH, Shares, the Constitution, the board, Directors, and Subsidiaries and auditors shall be construed in respect of any subsidiary of SCH to be references to that subsidiary and its shares, Constitution, board of directors, directors, and subsidiaries, and auditors from time to time.

Schedule               3              Sites

1. Penrhyn

Name of Site	Penrhyn EL 4525
Address of site	South West of Coober Pedy
Expiry date	20 June 2012

Current limitations or restrictions of mining	Exploration tenement only. Mining Lease application required for development.

2. Lochiel North

Name of Site	Lochiel North EL 4670
Address of site	Snowtown area
Date licence to explore obtained	21 Feb 2013

Current limitations or restrictions of mining	Exploration tenement only. Mining Lease application required for development.

3. Pidinga

Name of Site	El 4631
Address of site	West of Tarcoola
13 December 2012

Current limitations or restrictions of mining	Exploration tenement only. Mining Lease application required for development.

4. Pidinga West

Name of Site	EL 4671
Address of site	West of Tarcoola
Date licence to explore obtained	21 February 2013

Current limitations or restrictions of mining	Exploration tenement only. Mining Lease application required for development.

5. Perfection Well

Name of Site	Perfection ELA97/10
Address of site	South West of Coober Pedy
Date licence to explore obtained	Tenement application — pending grant

Current limitations or restrictions of mining	Exploration tenement only. Mining Lease application required for development.

Schedule               4              K-Fuel® Licence Terms

The licence of K-Fuel® by Evergreen Energy Asia Pacific Corp. (EEAP) and its parent Evergreen Energy Inc. to SCH (the K-Fuel® Licence) is:

1.     for nil consideration other than the issue to Evergreen of the Evergreen Shares

2.     royalty free

3.     exclusive to SCH in the Territory

4.     Entitles SCH to utilise K-Fuel® Technology in testing Coal from the Sites and elsewhere in the Territory and if considered financially viable at no further cost to SCH utilise K-Fuel® Technology in the conception, design, construction and operation of a Coal upgrading plant or plants at all or any of the Sites

5.     Entitles SCH to exclusively identify and acquire other Coal resources and seek to commercialise them through use of K-Fuel® Technology, by way of outright acquisition, joint venture or such other structure as may be appropriate.

The K-Fuel® Licence shall permit up to 15 million metric tonnes of K-Fuel® (Maximum Permitted K-Fuel) to be produced by SCH from the Sites, or from other projects acquired by SCH within the Territory, per annum.

The form of the Technology Licence is attached hereto as Annex 1.

Schedule               5              Form of Deed of Adherence

THIS DEED OF ADHERENCE is made on	2011

BETWEEN

(1)           Southern Coal Holdings Pty Limited incorporated and registered in Australia with company number [NUMBER] whose registered office is at [REGISTERED OFFICE ADDRESS] (JVC);

(2)           The persons whose names and addresses are set out in the Schedule to this Deed (“the Joint Venture Parties”); and

(3)           [NAME OF NEW PARTY] (registered number [COMPANY NUMBER]) whose registered office is at [ADDRESS] (the New Party)

BACKGROUND

(A)          This Deed is supplemental to the Subscription and Shareholders’ Agreement dated [DATE] (the Agreement) made between the persons whose names are set out in the Schedule to this Deed

(B)           [NAME] (“the Exiting Shareholder”) and the New Party have agreed to transfer [DETAILS OF SHARES] in accordance with clause 17 of the Agreement.

OPERATIVE PROVISIONS:

41.           The definitions contained in the Agreement will have the same meanings in this Deed save where the context otherwise requires.

42.           The New Party confirms that [it][he] [she] has been given and has read a copy of the Agreement and covenants with each person named in the Schedule to this Deed to perform and be bound with effect from the date of this Deed (“the Transfer Date”) by all the terms of the Agreement which are capable of applying to the New Party and which have not been performed on or before the date of this Deed as if the New Party were named in the Agreement as a party to it in place of the Exiting shareholder. It is agreed that the New Party shall be entitled to the benefit of the provisions of the Agreement as if [it] [he] [she] was with effect from the Transfer Date a party to the Agreement and named in that Agreement as a party to it in place of the Exiting shareholder.

1.                This Deed will be governed by and construed in accordance with the laws applying in New South Wales.

2.                This Deed may be executed in any number of counterparts, each of which when executed will be an original but together will constitute one and the same agreement.

THIS DOCUMENT is executed as a deed and is delivered on the date stated at the beginning of this Deed.

SCHEDULE

Parties to the Agreement

Evergreen Energy Inc. incorporated and registered in the state of Delaware, the United States of America with company number 2153178 whose registered office is at 1225 Seventeenth St, Suite 1300 Denver COLORADO 80202 (Evergreen);

WPG Resources Ltd ACN 109 426 502 whose registered office is at Level 9, Kyle House, 27-31 Macquarie Place Sydney NSW 2000 (WPG

Execution

[APPROPRIATE EXECUTION CLAUSES]

Schedule               6              First Right of Refusal

If in any year, SCH attains the Maximum Permitted K-Fuel, Evergreen may conduct negotiations with third parties in the Territory to enter into projects or joint venture arrangements to utilise the K-Fuel® Technology provided however, Evergreen must offer any agreed terms in their entirety and on an identical basis to SCH who shall retain a one time First Right of Refusal to enter into any additional joint venture or project on a timely basis. Other terms required to implement the First Right of Refusal shall be mutually agreed between Evergreen and SCH with each party understanding time is of the essence and acting reasonably.

SIGNED AS A DEED on behalf of		)
Evergreen Energy Inc., a company		)
incorporated in the State of Delaware, in		)
the United States of America,		)
by Ilyas Khan,		)
being a person who, in		)
accordance with the laws of that		)
territory, is acting under the		)
authority of the company:		)

Authorised signatory:	/s/ Ilyas Khan

SIGNED AS A DEED on behalf of		)
WPG Resources Ltd, ACN 109 426 502,		)
Bob Duffin, being		)
a person who, in		)
accordance with the laws of that		)
territory, is acting under the		)
authority of the company:		)

Authorised signatory:	/s/ RK Duffin

SIGNED AS A DEED on behalf of		)
Southern Coal Holdings Pty Limited,		)
a company incorporated in Australia,		)
by Bob Duffin, being		)
a person who, in		)
accordance with the laws of that		)
territory, is acting under the		)
authority of the company:		)

Authorised signatory:	/s/ RK Duffin